UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 28 , 2011

Commission File Number:  000-03718

Park City Group, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
371454128
(IRS Employer Identification No.)

3160 Pinebrook Rd., Park City, Utah 84098
(Address of principal executive offices)

435-645-2000
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On June 28, 2011, Park City Group, Inc. (the "Company") entered into a Term Loan Agreement ("Loan Agreement") with U.S. Bank N.A. ("Bank"), and issued a Term Note to the Bank in the principal amount of $350,000. The Term Note bears interest at an annual rate of 3.95%. Principal and accrued interest under the terms of the Term Note are payable in 35 installments of $10,355 each beginning August 15, 2011 and on the same date on each consecutive month thereafter until maturity, or July 15, 2014. Amounts due under the terms of the Term Note are guaranteed by Randall K. Fields, the Chief Executive Officer of the Company.

Item 8.01 Other Events.

On July 5, 2011, the Company issued a press release announcing that it had retired certain promissory notes in the principal amount of approximately $1.5 million ("Notes"), which Notes were originally issued in January 2009 to certain investors to partially finance the acquisition of Prescient Applied Intelligence, Inc. The Notes had an original maturity date of July 12, 2011, and required payment of interest calculated at 12% per annum, payable quarterly. Cash flow from operations, and proceeds from the issuance of the Term Note, were used to retire the Notes.

In connection with the retirement of the Notes, the Company also extended the maturity date of the remaining issued and outstanding Notes, totaling approximately $250,000, from July 12, 2011 to January 12, 2012.

A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

See the Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Park City Group, Inc.

Date:   July 5, 2011
By:	/s/ David Colbert

Name: David Colbert
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release July 5, 2011